EXHIBIT 3.2
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                           CERTIFICATE OF ELIMINATION


         Chesapeake  Energy  Corporation  (the  "Corporation"),   a  corporation
organized and existing under the Oklahoma General Corporation Act,

DOES HEREBY CERTIFY:

         FIRST: That the Corporation has acquired 2,714,200 shares of its 6.75% Cumulative Convertible Preferred Stock, par value $.01 per share (the "Acquired Shares") through mandatory conversion, representing all of the outstanding shares of the 6.75% Cumulative Convertible Preferred Stock.

         SECOND: That the Board of Directors of the Corporation has adopted resolutions retiring the Acquired Shares.

         THIRD: That the Certificate of Designation for the 6.75% Cumulative Convertible Preferred Stock (the "Certificate of Designation") prohibits the reissuance of shares when so retired and, pursuant to the provisions of Section 1078 of the Oklahoma General Corporation Act, upon the date of the filing of this Certificate of Elimination, the Certificate of Designation shall be amended so as to reduce the number of authorized shares of the 6.75% Cumulative Convertible Preferred Stock by 2,714,200 shares, being the total number of the Acquired Shares retired by the Board of Directors, thus eliminating the 6.75% Cumulative Convertible Preferred Stock in its entirety. Accordingly, the number of authorized but undesignated shares of preferred stock of the Company shall be increased by 2,714,200 shares. The retired Acquired Shares have a par value of $.01 per share and an aggregate par value of $27,142.00.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its Treasurer and Senior Vice President - Human Resources and attested to by its Secretary, this 24th day of November, 2004.

                                     CHESAPEAKE ENERGY CORPORATION


                                 By: /S/ MARTHA A BURGER
                                     ------------------------------------------
                                     Martha A. Burger
                                     Treasurer and
                                     Senior Vice President - Human Resources


ATTEST:


/S/ JENNIFER M. GRIGSBY
--------------------------------
Jennifer M. Grigsby
Secretary